Exhibit (a)(5)Z)

NOTICE OF EFFECTIVENESS OF THE SECOND STEP MERGER

Dated 11 November 2020

The second-step merger pursuant to which Wright Luxembourg S.A., a Luxembourg société anonyme with its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the registre de commerce et des sociétés of Luxembourg under number B242.225, as absorbed company, shall merge into its direct wholly owned subsidiary, Wright Medical Ltd., a company registered in Bermuda under number 55418 as an exempted company with limited liability having its registered office at Clarendon House, 2 Church Street, Hamilton, HM 11 Bermuda, as absorbing company is EFFECTIVE as of the date above written, SUBJECT TO the issuance of a certificate of merger by the Bermuda Registrar of Companies which will indicate the exact timing of effectiveness of the merger (the Second-Step Effective Time) as defined under clause 2.3 of the draft terms of merger signed by Wright Luxembourg S.A. and Wright Medical Ltd on 13 March 2020 and published in the Recueil Electronique des Sociétés et Associations, under number RESA_2020_064.21 on 20 March 2020.

The first step merger between Wright Medical Group N.V., as absorbed company and Wright Luxembourg S.A., as absorbing company, is already effective as of the date above written.

This notice is published on www.wright.com on the date above written and filed with the U.S. Securities and Exchange Commission at www.sec.gov on 12 November 2020.